FOR IMMEDIATE RELEASE	CONTACT:
Thomas Plotts, CFO (212) 716-1977 x 222
September 2, 2010

NASDAQ Grants Atrinsic’s Request for Continued Listing

New York (September 2, 2010) - Atrinsic, Inc., (NASDAQ: ATRN), a leading internet focused marketing company, today announced that a NASDAQ Listing Qualifications Panel (the “Panel”) has granted the Company’s request for an extension of time, as permitted under NASDAQ’s Listing Rules, to comply with the $1.00 per share minimum bid price requirement for continued listing on The NASDAQ Global Market.  In accordance with the Panel’s decision, on or before October 3, 2010, the Company must file a proxy statement that includes a proposal seeking shareholder approval for a reverse stock split, and thereafter, on or before December 20, 2010, evidence a closing bid price of $1.00 or more for a minimum of ten consecutive business days. Under NASDAQ’s rules, December 20, 2010, represents the maximum length of time that a Panel may grant the Company to regain compliance.

The determination follows the Company’s hearing before the Panel on August 5, 2010, at which the Panel considered the Company’s plan to regain compliance with the minimum bid price requirement.  While the Company is working diligently to satisfy the terms of the Panel’s decision, there can be no assurance that the Company will be able to do so.

About Atrinsic, Inc.

Atrinsic, Inc. is an Internet focused marketing company. We sell entertainment and lifestyle subscription products directly to consumers which we market through the Internet. We also sell internet Marketing services to our corporate and advertising clients. We have developed our marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers. We believe our marketing media network and proprietary technology allows us to cost-effectively acquire consumers for our products and for our corporate partners and advertisers.

Forward-Looking Statements

This press release contains “forward-looking” statements based on management’s current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include the Company’s intention to satisfy the terms of the Panel’s decision. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Such risks include, among others, the Company’s inability to comply with NASDAQ’s continued listing requirements, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support growth, and other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission. All information in this release is as of September 2, 2010. The Company does not undertake any obligation to update or revise these forward-looking statements to conform to actual results or changes in the Company’s expectations.

Contact

Thomas Plotts, Chief Financial Officer, 212 716 1977 x222